UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 21, 2007
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221 (Commission File Number)	36-1115800 (I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zip code)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 21, 2007, Motorola, Inc. (the “Company”) announced that:
1)	Gregory Q. Brown, age 46, currently Executive Vice President of the Company and President, Networks and Enterprise, has been elected to the position of President and Chief Operating Officer of the Company, effective as of March 21, 2007;
2)	Thomas J. Meredith, age 56, a member of Motorola’s Board of Directors since January 2005, will become acting Chief Financial Officer of the Company, effective as of April 1, 2007; and
3)	David W. Devonshire, age 61, currently Executive Vice President and Chief Financial Officer of the Company, will retire from his current position on April 1, 2007.
Certain information called for by this item relating to business experience and certain relationships will be provided by amendment to this filing within four business days after such information becomes available.
Item 7.01. Regulation FD Disclosure.
The information in this Form 8-K that is furnished under this “Item 7.01 Regulation FD Disclosure” and the related Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
On March 21, 2007, the Company issued a press release announcing: (1) revised sales and earnings guidance for the first quarter of 2007, (2) an updated perspective on financial performance for the full year 2007, (3) a $3.0 billion increase in the aggregate size of the Company’s current share repurchase program to $7.5 billion, (4) that the Company has entered into a $2.0 billion accelerated share repurchase agreement, and (5) the organizational leadership changes described in Item 5.02 above.
A copy of the press release is attached hereto as Exhibit 99.1.
Item 8.01. Other Events.
On March 21, 2007, the Company announced that its Board of Directors has authorized a $3.0 billion increase in the aggregate size of the Company’s existing $4.5 billion, 36-month share repurchase program that commenced in July 2006. Under the enhanced share repurchase program, the Company is now authorized to repurchase an aggregate of up to $7.5 billion of its outstanding common shares (including approximately $1.0 billion of shares already purchased under the existing program to date) during the same period.
Under the enhanced $7.5 billion share repurchase program, the Company will repurchase shares from time to time for cash in open-market transactions or in privately negotiated transactions in accordance with applicable federal securities laws. The timing and amount of the repurchases will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. The share repurchase program may be suspended or discontinued at any time.
The Company also announced on March 21, 2007 that it has entered into a $2.0 billion accelerated share repurchase (the “ASR”) agreement. Under the agreement, Motorola will immediately pay $2.0 billion and will receive a substantial majority of the shares to be delivered under the agreement within four weeks. The specific number of shares to be repurchased is generally based on the volume weighted average share price of the Company’s common shares during the term of the ASR agreement, subject to collar provisions that establish the minimum and maximum numbers of shares. The Company expects the final delivery of any additional shares to occur before the end of 2007, although in certain circumstances the completion date may be shortened or extended. All of the repurchased shares will be retired.
Upon completion of the ASR, the Company will have repurchased $3.0 billion of the $7.5 billion of repurchases now authorized under the enhanced program. With the ASR, since May 2005, when the Company commenced its first-ever stock repurchase program, the Company will have purchased a total of $7.0 billion of shares out of the aggregate $11.5 billion of authorized repurchases.
Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are furnished as part of this Report:

Exhibit Number	Description
99.1	Press Release by Motorola, Inc. dated March 21, 2007, announcing: (1) revised sales and earnings guidance for the first quarter of 2007, (2) an updated perspective on financial performance for the full year 2007, (3) a $3.0 billion increase in the aggregate size of the Company’s current share repurchase program to $7.5 billion, (4) that the Company has entered into a $2.0 billion accelerated share repurchase agreement, and (5) organizational leadership changes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Dated: March 21, 2007	By:	/s/ Steven J. Strobel
Steven J. Strobel
Senior Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release by Motorola, Inc. dated March 21, 2007, announcing: (1) revised sales and earnings guidance for the first quarter of 2007, (2) an updated perspective on financial performance for the full year 2007, (3) a $3.0 billion increase in the aggregate size of the Company’s current share repurchase program to $7.5 billion, (4) that the Company has entered into a $2.0 billion accelerated share repurchase agreement, and (5) organizational leadership changes.